Exhibit 99.1

EXTENDED STAY AMERICA, INC. ANNOUNCES APPOINTMENT OF ELLEN KESZLER

TO BOARD OF DIRECTORS

CHARLOTTE, N.C. – February 26, 2018 (GLOBE NEWSWIRE) — Extended Stay America, Inc. (the “Company”) (NYSE:STAY) today announced that Ellen Keszler has been appointed to its Board of Directors as an independent director on February 23, 2018. Ms. Keszler is the President and Chief Executive Officer of Clear Sky Associates, a management and strategy consulting firm focused on the technology and travel industries since 2008. Previously, Ms. Keszler served as President of Travelocity Business from 2003 to 2007. From 2000 to 2003, Ms. Keszler served as Senior Vice President—North American Division of Sabre Travel Network. From 1987 to 2000, Ms. Keszler held various finance roles at Sabre Holdings, American Airlines and JCPenney. These functions included financial planning, strategic analysis, treasury, mergers and acquisitions, and financial operations. She currently serves on several boards, including the board of directors, as well as the audit and nominating/governance committee of PROS Holdings, Inc.

Extended Stay America’s President and Chief Executive Officer, Jonathan Halkyard said, “We are pleased to welcome Ellen Keszler to our Board of Directors. The board conducted an exhaustive search for someone who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified such an outstanding individual. Ellen is a nationally renowned industry leader, with over 25 years of experience in travel distribution technology, finance and both online and corporate travel agencies. We appreciate her willingness to serve as a director and look forward to her making an important and positive impact on our company as she helps us further drive shareholder value.”

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, goals, plans, objectives and future events, as such, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results or performance to differ from those projected in the forward-looking statements, possibly materially. For a description of factors that may cause the Company’s actual results or performance to differ from any forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” included in the Company’s and ESH Hospitality, Inc.’s (“ESH,” and together with the Company, “STAY”) combined annual report on Form 10-K filed with the SEC on February 28, 2017 and other documents of STAY on file with or furnished to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the

Company will be realized or, even if substantially realized, will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

About Extended Stay America

Extended Stay America, Inc., the largest owner/operator of company-branded hotels in North America, owns and operates hotels in North America and employs over 8,000 employees at its hotel properties and headquarters. The Company’s core brand, Extended Stay America®, serves the mid-priced extended stay segment. Visit ESA.com for more information about the Company and its services.

Contacts
Investors:	Media:

Rob Ballew	Terry Atkins
(980) 345- 1546	(980) 345-1648
investorrelations@extendedstay.com	tatkins@extendedstay.com

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